PRESS RELEASE
      Contact:
      Peter S. Macaluso
      Vice President and CFO
      732-906-2000, ext. 2225
      macaluso@netmoves.com

            NETMOVES COMPLETES $14.3 MILLION PRIVATE EQUITY PLACEMENT

      EDISON, N.J., May 17, 1999 -- NetMoves, formerly FaxSav (Nasdaq NM: FAXX), the leading provider of Internet Document Delivery services, announced today that it has completed a $14.3 million equity financing with a private placement of 2,500,000 new unregistered shares of its common stock.

      The Company will use the net proceeds of this financing for near-term working capital purposes, including supporting the company's expansion into the rapidly growing market segment of high-value document delivery via email. Additionally, a portion of the proceeds may be used for acquisitions.

      Pacific Growth Equities, Inc. acted as sole placement agent for the private placement. NetMoves will file a registration statement on Form S-3 with the Securities and Exchange Commission in order to register the common stock sold in the transaction.

      Tom Murawski, NetMoves' Chief Executive Officer and President, commented, "This financing will enable NetMoves to grow faster and better penetrate both our traditional Internet Fax and email markets. As the leading Company in Internet Fax, we are experiencing growing interest from companies to help them move business-critical documents over the Internet, and adding email capabilities to the mix only makes us a stronger competitor."

      NetMoves Corporation, formerly FaxSav, specializes in market-leading email- and Internet Fax-based solutions to deliver business-critical documents at net speed. Recently acknowledged by IDC as the global leader in Internet Fax message volume and revenue, the company serves 114,000 customers across 150 countries through a continuum of Internet Document Delivery solutions including: email-to-fax, email and fax broadcast, Ecommerce, and enterprise-wide fax solutions for the Microsoft Exchange, SAP and other environments. For more NetMoves information, call 732/906-2000, or visit the company's new website www.netmoves.com.

                                       # # #

This press release contains projections or other forward-looking statements regarding future events or the future financial performance of the Company. These statements are only predictions and the actual events or results may differ materially. Some of the factors that could affect the forward-looking statements contained herein include, without limitation, that there can be no assurance that either the Company's expansion into the market segment of document delivery via email will be successful, and other risks including price competition, technological advances
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and decreased demand or diversion of fax or email to other methods of telecommunication. Please refer to the documents NetMoves files from time to time with the Securities and Exchange Commission, specifically NetMoves' most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.